TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST GUARD EXERCISE OF OPTION ON OVERHAUL OF

USCGC POLAR SEA (WAGB-11)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...June 16, 2008...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a $6,340,256 modification to previously awarded contract HSCG85-04-C-625509 in support of repairs and alterations performed during the Planned Maintenance Availability ("PMA") of the icebreaker USCG Polar Sea (WAGB-11). The contract modification provides for the alteration and repair of ship's systems, engines and shipboard equipment. The work will be accomplished at Todd Pacific's shipyard in Seattle beginning immediately and is expected to be completed in September 2008.

The PMA of the Polar Sea is being performed pursuant to the Company's five-year Multi-Ship Multi-Option ("MSMO") contract with the Coast Guard for the overhaul and continued maintenance of the two Polar Class Icebreakers stationed at Seattle, Washington. The cost-type contract was awarded to Todd Pacific in 2004.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.